Exhibit 99.1

                                 Metromedia International Group, Inc.
                                        8000 Tower Point Drive
                                         Charlotte, NC 28227


                                                                 January 6, 2005

Mellon HBV Alternative Strategies LLC
200 Park Avenue, Suite 3300
New York, NY 10166-3399
Attn:  William F. Harley, III, President


Dear Mr. Harley:

     I write in response to your letter delivered to Metromedia International Group, Inc. ("MIG" or the "Company") on January 5, 2005. I have reviewed your letter and believe that your assertions are inaccurate and fail to appreciate the extensive efforts of MIG's board of directors (the "Board") and senior management in developing opportunities to maximize shareholder value. The views expressed in your letter may well reflect your lack of appreciation for MIG's historical condition, financial and otherwise, and the extensive business restructuring and development work already undertaken. In that connection, you should be aware of the following items:

o The major assumption in your letter that the process of exploring strategic alternatives was commenced by MIG when Evercore Partners Inc. was retained is simply inaccurate.

o MIG's grant of exclusivity to the investor group followed extensive Board analysis and deliberation and was the culmination of what the Board unanimously deemed an effective process given the totality of the circumstances and the proposed sale process. In connection with the grant of exclusivity, I would also like to point out that MIG's Board has retained the flexibility to properly and adequately discharge its fiduciary duties to the Company's shareholders.

o The allegation in your letter that the value of the Company's significant net operating losses ("NOLs") are not being utilized in the proposed transaction with the investor group is untrue. The transaction presently under consideration, in fact, specifically realizes significant value of such NOLs.

o Finally, in light of the circumstances and efforts of present MIG senior management in leading the Company out of a severe liquidity crisis and to a position where real value has been realized for all MIG shareholders, the Board firmly believes that the funds allocated to compensate MIG senior management for such efforts is reasonable and appropriate. For a further discussion regarding the efforts of MIG's senior management to overcome the severe historical issues facing the Company I refer you to MIG's public filings.

     I hope this letter goes part way to answering the concerns raised in your earlier letter. Please understand that, because of Regulation FD, we are not able to selectively disclose information to some stockholders and not others. If and when a definitive transaction agreement is executed, a complete disclosure of circumstances surrounding this transaction and further elaborating on the points raised herein will be provided in the proxy statement that will be circulated in connection with the solicitation of common shareholder approval of the transaction. As always, please feel free to provide us with any additional information you believe should be brought to our attention.

                                            Best regards,


                                            /S/ Mark Hauf

                                            Mark Hauf
                                            Chairman and Chief Executive Officer